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                                                                            5(b)

                          INVESTMENT ADVISORY CONTRACT

     AGREEMENT made this      day of  February, 1998 by and between ARK Funds,
a Massachusetts business trust (the "Fund"), and Allied Investment Advisors, Inc., a Maryland corporation (the "Adviser").

     WHEREAS, the Fund is registered as an open-end, management series investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Fund currently offers nineteen series of units of beneficial interest ("Shares"), each series representing interests in a separate investment portfolio, and may offer other series of Shares from time to time (all such series of Shares hereinafter collectively referred to as the "Portfolios"); and

     WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund and to the Portfolios, subject to and in accordance with the requirements of the Investment Company Act; and

     WHEREAS, the Adviser is willing to render such services under the terms of this Agreement:

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

     1. Appointment of Adviser. The Fund hereby appoints the Adviser to act as investment adviser to the Fund and its Portfolios for the period and on such terms as are set forth in this Agreement. The Adviser hereby accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

     2. Duties as Investment Adviser. Subject to the supervision of the Fund's Board of Trustees ("Board"), the Adviser will be responsible for providing a continuous investment program for the Fund's Portfolios, including the provision of investment research and management with respect to all securities and investments and cash equivalents purchased, sold or held in the Portfolios and the selection of brokers and dealers through which securities transactions for the respective Portfolios will be executed. In carrying out its responsibilities under this Agreement, the Adviser will at all times act in accordance with the investment objectives, policies and restrictions of each Portfolio as stated in the Fund's registration statement as it may be amended from time to time ("Registration Statement") as well as all applicable rules and regulations of the Securities and Exchange Commission.

     The Adviser further agrees that it will:

          (a) promptly advise the Fund's custodian and accounting services agent of each purchase and sale, as the case may be, made on behalf of each of the Portfolios of any security or other investment specifying in each case; the name and quantity of the investment purchased or sold, the unit and aggregate purchase or sale price, commission paid, the market on which the transaction was effected, the trade date, the settlement date, the identity of the effecting broker or dealer and/or such other information as may be reasonably requested by the custodian and accounting services agent, all in such manner as may from time to time be reasonably requested by them;

          (b) provide, in a timely manner, such information as may be reasonably requested by the Fund or its authorized agent in connection with the computation of the net asset value and the net income of each Portfolio in accordance with the procedures prescribed in the Registration Statement or as more frequently requested by the Board; provided, however, that the Adviser shall not be responsible for any such computation or for the calculation of the net asset value per share of any of the Fund's Portfolios; and

          (c) render regular reports to the Board concerning the Adviser's performance of its responsibilities under this Agreement and such other periodic and special reports as the Board may request; in particular, the Adviser agrees that it will attend meetings of the Board or validly constituted committees thereof.

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